EXHIBIT 99.1

FOR IMMEDIATE RELEASE - August 11, 2005
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Stockton, California

"Service 1st Bancorp Continues Growth Rate"

August 11, 2005

Service 1st Bancorp (OTCBB: SVCF) announced second quarter results. Total assets as of June 30, 2005 were $161,367,042 compared to $124,726,594 at June 30, 2004.
This represents an increase of 29.4% from the same period in 2004. Total deposits at June 30, 2005 were $145,055,427 compared to $114,288,159 for 2004.
This was an increase of 26.0%. Net loans increased 11.2% to $72,686,912 at June 30, 2005 compared to $65,352,086 at June 30, 2004.

Pre-tax income for the six months ended June 30, 2005 was $742,481 as compared to $474,018 in 2004. This year is the first year the Company will pay income taxes since the Company has recaptured all of the net operating loss carryforwards. The income tax accrued for the first six months of 2005 was $217,406 compared to a tax credit of $100,000 in 2004. Net income for the six months ended June 30, 2005 was $525,075 compared to $574,018 for 2004. Basic net income per share for the six months ended June 30, 2005 was $.33 compared to $.50 per share in 2004. Fully diluted net income per share for the six months ended June 30, 2005 was $.30 compared to $.49 in 2004. The reduction in per share earnings is primarily due to the increased number of shares issued pursuant to the private placement in December 2004. Pre-tax income for the second quarter of 2005 was $373,919 compared to $205,260 in 2004. Income tax expense accrued for the second quarter of 2005 was $103,280 compared to a $100,000 tax credit for 2004. Net income for the second quarter of 2005 was $270,639 compared to $305,260 for 2004. Basic net income per share for the quarter ended June 30, 2005 was $.17 to $0.27 per share in 2004. Fully diluted net income per share for the quarter ended June 30, 2005 was $.15 compared to $.27 per share in 2004. Chairman, John Brooks stated "We are gratified that the efforts of Company personnel succeeded in delivering increased earnings during the first half of 2005, particularly in view of the income tax expense which was not a factor in 2004."

Service 1st Bank received the prestigious Findley Premier Performance Award for 2004 financial results and was also recognized by the Independent Community Bankers Association as among the top 20 banks in the $100M to $250M category for Return on Equity performance. Chairman Brooks said "We enjoyed a very satisfactory year in 2004 and look forward to the goal of attaining financial objectives for the Company in 2005."

Any inquiries may be directed to John Brooks at (209) 820-7953 or Bryan Hyzdu at
(209) 644-7807.

                           Forward Looking Statements

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. This entire press release and the Company's periodic reports on Forms 10-KSB, 10-QSB and 8-K should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company's business as described in such reports.

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